[1-800-FLOWERS.COM, Inc. Logo]

Investor Contact:                       Media Contacts:
----------------                        --------------
Joseph D. Pititto                       Ken Young
(516) 237-6131                          (516) 237-6102
E-mail: invest@1800flowers.com          kyoung@1800flowers.com
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Mike Rosen, Bratskeir and Co.
(212) 679-2233 (ext. 457)
mrosen@bratskeir.com

                   1-800-FLOWERS.COM(R) Announces Addition of
                   John J. Conefry, Jr. to Board of Directors

o New board member is Vice Chairman of Astoria Financial Corporation and Chairman of the Board of Trustees for Hofstra University

Westbury, NY, October 15, 2002 - 1-800-FLOWERS.COM (NASDAQ: FLWS), a leading multi-channel retailer of thoughtful gifts for all occasions, today announced that John J. Conefry, Jr. has joined the Company's Board of Directors. Mr. Conefry is Vice Chairman of the Board of Directors of Astoria Financial Corporation and its wholly-owned subsidiary Astoria Federal Savings. He formerly served as the Chairman of the Board and CEO of Long Island Bancorp and The Long Island Savings Bank from September 1993 until September 1998. Mr. Conefry was a Director of the Long Island Savings Bank from January 1980 until its merger with Astoria Financial in September 1998.

Jim McCann, 1-800-FLOWERS.COM CEO, said, "We're very pleased to have Jay join our board of directors. We believe his broad range of professional experience, particularly in the accounting and auditing fields, will be extremely valuable as our company continues to grow and extend our position as a leading multi-channel, specialty retailer of thoughtful gift products and services."

Mr. Conefry was a Sr. Vice President of Merrill Lynch, Pierce, Fenner & Smith, Inc. from 1981 through 1993 where he served in several capacities, including Chief Financial Officer, Director of Operations and Systems and a Sr. Vice President in Sales. Prior to joining Merrill Lynch, Mr. Conefry was a partner in the public accounting firm of Deloitte Haskins & Sells where he had 14 years of extensive accounting and auditing experience. He is a graduate of Brooklyn Prep and Manhattan College and served in the United States Army from 1967-1969. He is actively involved in a broad range of community services, including his position as Chairman of the Board of Trustees at Hofstra University, and serving on the boards of The New York Foundling Hospital, Telecare, Inc., St. Vincent's Services, and Wheel Chair Charities, Inc., among others.

About 1-800-FLOWERS.COM(R)
With one of the most recognized brands in gift retailing, 1-800-FLOWERS.COM provides a broad range of thoughtful gift products including flowers, plants, gourmet foods, candies, gift baskets and other unique gifts to customers around the world via: the Internet at (www.1800flowers.com); by calling 1-800-FLOWERS(R) (1-800-356-9377) 24 hours a day; or by visiting one of its Company- operated or franchised stores. The Company's gift product line is extended by the merchandise sold under its complimentary brands, including home decor and garden merchandise under Plow & Hearth(R) (phone: 1-800-627-1712 and web: www.plowandhearth.com), candy and gourmet food products under The Popcorn Factory(R) (phone: 1-800-541-2676 and web: www.thepopcornfactory.com) and GreatFood.com(R) (www.greatfood.com), and children's gifts under HearthSong(R) (www.hearthsong.com) and Magic Cabin Dolls(R) (www.magiccabindolls.com). 1-800-FLOWERS.COM currently maintains strategic online relationships with AOL Time Warner (AOL keyword: 1800flowers), Yahoo!, and Microsoft Corporation (MSN) among others. The Company's website has been chosen as one of "The Best Places to Shop Online" by The Wall Street Journal. The Company's Class A common stock is listed on the NASDAQ National Market (ticker: "FLWS").
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